UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Entegris, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1)

ENTEGRIS, INC.
129 Concord Road
Billerica, MA 01821

March 25, 2026

Dear Entegris Stockholder:

This supplement (the “Supplement”) amends and supplements the 2026 Proxy Statement of Entegris, Inc. (the “Company”), dated March 23, 2026 (the “Proxy Statement”), which was furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Company’s 2026 Annual Meeting of Stockholders to be held on Wednesday, May 6, 2026 at 3:00 p.m. local time.

This Supplement updates the disclosure in the Proxy Statement on the voting requirements for “Proposal 4 – Amendments to our Amended and Restated Certificate of Incorporation to Eliminate Supermajority Requirements.”

Proposal 4

The Proxy Statement contains two disclosures that incorrectly describe the treatment and effect of abstentions and broker non-votes with respect to Proposal 4:

1.The voting procedures summary table on page 95 of the Proxy Statement states that, with respect to Proposal 4, “Abstentions and Broker non-votes have no effect.” This statement is incorrect.

2.The general voting procedures narrative on page 96 of the Proxy Statement states that abstentions and broker non-votes “will not affect the outcome of the voting on… the other matters listed in the Notice of Meeting.” To the extent that statement applies to Proposal 4, it is also incorrect.

Both of the foregoing statements with respect to Proposal 4 are hereby superseded and replaced in their entirety by the following corrected disclosure:

“The affirmative vote of the holders of at least seventy-five percent (75%) of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote generally in the election of directors is required to approve Proposal 4. Because this standard is based on shares issued and outstanding rather than votes cast, abstentions and broker non-votes will have the same practical effect as votes against Proposal 4.”

Voting Matters

Except as specifically supplemented by the information in this Supplement, all other information set forth in the Proxy Statement remains unchanged. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. The Proxy Statement contains important information, and this Supplement should be read in conjunction with the Proxy Statement.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to page 97 of the Proxy Statement under the heading “How can I assign a proxy to vote on my behalf?”